EXHIBIT 99

First Kansas Financial Corporation
600 Main Street
Osawatomie, Kansas 66064
Page 1 of 2 pages
                                        Subject:     Fourth Quarter Earnings,
[LOGO]  FKAN                                         Dividend Payment and
        ------                                       Stock Repurchase
        NASDAQ
        LISTED                          Contact:     Larry V. Bailey
                                                     President
                                                     (913) 755-3033

                                        Date:        January 24, 2001

FOR IMMEDIATE RELEASE
=====================

Osawatomie, Kansas - - (NASDAQ National Market: FKAN) First Kansas Financial Corporation (the "Company"), the parent holding company of First Kansas Federal Savings Bank, Osawatomie, Kansas (the "Bank"), announced its 2000 fiscal year results. The Company today announced 2000 per share earnings of $.96 and fourth quarter per share earnings of $.25.

The Company reported consolidated net income for the fiscal year ended December 31, 2000 of $1,102,000 or $.96 earnings per share as compared to net income of $855,000 or $.63 earnings per share for the year ended December 31, 1999.

For the three months ended December 31, 2000, consolidated net income was $265,000 or $.25 earnings per share as compared to $207,000 or $.16 earnings per share for the fourth quarter of 1999.

The Company announced the Board of Directors had declared a cash dividend of $.05 per share payable on February 16, 2001 to shareholders of record on February 5, 2001.

The Company also announced today it intends to initiate a repurchase plan covering up to 5%, or 56,877 shares, of the Company's common stock to be purchased in the open market. The Company currently has 1,137,548 shares of common stock outstanding. Mr. Larry Bailey, President & Chief Executive Officer of the Company, indicated the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock option plan and would also be available for general corporate purposes. The repurchases will be made from time to time in open-market transactions, subject to the availability of shares.

The Company's stock is traded on the NASDAQ National Market under the symbol "FKAN".

The Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products. The Bank attracts deposits from the general public and has historically used such deposits primarily to originate loans secured by first mortgages on owner-occupied one-to-four family residences in its market area and to purchase investment securities.

Selected financial data follows:

FIRST KANSAS FINANCIAL CORPORATION
Financial Earnings Release
Financial Highlights (Unaudited)

                                                                                  --------------------------------------
Page 2 of 2 pages                                                                   Quarter Ended        Year Ended
                                                                                    December 31,         December 31,
                                                                                  --------------------------------------
                                                                                             (IN THOUSANDS)
                                                                                  --------------------------------------
INCOME STATEMENT DATA                                                               2000       1999      2000      1999
------------------------------------------------------------------------------------------------------------------------

Total interest income                                                             $2,560     $2,343   $10,029    $8,657

Total interest expense                                                             1,594      1,393     6,152     5,025

Net interest income                                                                  966        950     3,877     3,632

Provision for loan losses                                                              9          9        36        36

Income before income taxes                                                           403        326     1,716     1,377

Income taxes                                                                         138        119       614       522

Net income                                                                           265        207     1,102       855

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Basic and diluted earnings per common share in dollars (1)                         $0.25      $0.16     $0.96     $0.63

Dividends declared per common share                                                 0.05       0.05      0.20      0.15

---------------------------------------------------------------------------------------------------------------------------
                                                                               At or For the Quarter    At or For the Year
OTHER SELECTED DATA  (3)                                                       Ended December 31,       Ended December 31,
                                                                               --------------------------------------------
                                                                                   2000       1999      2000      1999
---------------------------------------------------------------------------------------------------------------------------

Return on average assets                                                           0.71%      0.57%     0.74%     0.65%

Return on average equity                                                           6.04%      4.32%     6.01%     4.24%

Ratio of interest-earning assets                                                 107.10%    109.83%
    to interest-bearing liabilities

Book value per common share (2)                                                   $15.49     $14.17

Tangible book value per common share (2)                                          $15.38     $14.03
---------------------------------------------------------------------------------------------------------------------------

(1) Earnings per share is based on weighted average of shares outstanding, excluding unallocated ESOP shares.
(2) Book values shown are based upon the shares outstanding at 12/31/99 of 1,332,309 (221,629 in Treasury) and at 12/31/00 of 1,137,548 (416,390 in
     Treasury).
(3) All ratios are based on monthly average balances and are annualized where appropriate.